World Funds Trust 485BPOS

Exhibit 99(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the World Funds Trust, and to the use of our reports dated February 28, 2022 on the financial statements and financial highlights of LDR Real Estate Value-Opportunity Fund (formerly known as REMS Real Estate Value-Opportunity Fund), a series of shares of the World Funds Trust. Such financial statements and financial highlights appear in the 2021 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

April 29, 2022